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                                                                       Exhibit 1

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of the       day
                                                                       -----
of July, 2003, by and between First Chesapeake Financial Corporation, a Virginia corporation (the "Company") and All American Companies, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS

     WHEREAS, the Company desires to sell and the Purchaser desires to purchase Ten Million (10,000,000) shares of the Company's common stock under the terms and conditions of this Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, the Company and the Purchaser agree as follows:

                         ARTICLE I. PURCHASE OF SHARES

     1.1  Shares to be Acquired.

          Subject to the terms and conditions contained herein, the Company shall take all necessary steps to authorize, issue and sell to Purchaser, Ten Million (10,000,000) shares of the Company's Common Stock ("Common Stock"), fully paid and non assessable and free and clear of liens and encumbrances, except as set forth herein.

     1.2  Conveyance.

          On the Closing Date the Company shall issue 5,400,000 shares of Common Stock to the Purchaser (the New Shares"). The New Shares shall be issued by delivery of a certificate registered in the name of the Purchaser or, if a certificate is not available on the Closing Date, a copy of the Company's instructions to its transfer agent to issue such certificate.

     1.3  Authorization to Issue Additional Shares of Common Stock.

          The Company shall issue 4,600,000 shares of Common Stock, representing the balance of the shares being purchased by Purchaser (the "Additional Shares") as soon as practical upon action taken by the shareholders of the Company that results in the number of authorized shares of Common Stock being sufficient for the Company to issue all of the Additional Shares to Purchaser.

     1.4  Resignations.

          On the Closing Date, the Company shall deliver to the Purchaser written resignations of certain directors and officers of the Company and its subsidiaries as set forth on Schedule 1.4 hereto (the "Company Resignations").

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     1.5  Escrow.

          The New Shares and the written resignations of certain directors and officers of the Company and its subsidiaries as set forth on schedule 1.5 attached hereto ("Purchaser's Resignations"), shall, at time of closing, be delivered to Klehr, Harrison Harvey, Branzburg & Ellers, LLP ("Escrow Agent") to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit "A" (the "Escrow Agreement"). The Company's obligation to issue and the Purchaser's right to receive the Additional Shares are subject to the terms of the Escrow Agreement. If the Escrow Agreement is still in effect at the time of the issuance of the Additional Shares, then the Additional Shares shall also be delivered to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement.

                           ARTICLE II. PURCHASE PRICE

     2.1  Purchase Price.

          The total purchase price to be paid by Purchaser for the New Shares (the "Purchase Price") shall be Three Hundred Thousand Dollars ($300,000.00).

     2.2  Payment of Purchase Price.

          On the Closing Date, the Purchase Price shall be paid to Company by Purchaser as follows: (a) by a credit of $200,000 which has already been paid by Purchaser to Company as a deposit ("Deposit"), (b) $100,000.00 by wire transfer of immediately available funds for credit to the account of Company at Royal Bank of Pennsylvania ("Royal Bank") in accordance with the wire instructions previously identified by the Company to the Purchaser.

                              ARTICLE III. CLOSING

     3.1  Time and Place.

          Subject to the satisfaction or waiver of the conditions to closing set forth in Article VII, the closing of the transactions contemplated herein (the "Closing") shall be held via facsimile (with hard copies to follow via courier or overnight delivery service ) no later than July 18, 2003, or at such time and place as the parties hereto may mutually agree in writing (the "Closing Date").

     3.2  Conduct of Closing.

          (a) Subject to the fulfillment of all of the conditions set forth in
Article VII and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by the Purchaser, on the Closing date Purchaser shall deliver the remaining balance of the Purchase Price to the Company.

          (b) Subject to the fulfillment of all of the conditions set forth in
Article VII and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by Company, on the Closing Date the Purchaser shall (i) disburse the proceeds of the Working Capital Note (as defined in Section 7.1(j) below), by paying (A) $10,000.00 to

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Klehr, Harrison Harvey, Branzburg & Ellers, LLP as partial payment of attorneys'
fees and costs owed the by the Company; (B) $50,000.00 to be wired transfer to Royal Bank, which together with an additional $100,000.00 to be paid from the remaining proceeds due the Company, will be held by Royal Bank in the form of a certificate of deposit as additional collateral for the Company's debt to Royal Bank as set forth in the Forbearance and Consent Agreement; (C) $10,000.00 to Royal Bank as the agreed upon fee for the granting of the Forbearance and Consent Agreement (as defined in Section 3.2(c)(v) below); (iii) pay the reasonable attorneys' fees and costs incurred by the attorneys representing
Royal Bank in the negotiation, preparation, and execution of the Forbearance and Consent Agreement and other documents entered into in connection therewith; and
(ii) deliver to the Company the AMI Note as defined in Section 8.1(d) below.

          (c) Subject to the fulfillment of all of the conditions set forth in
Article VII and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by Company, on the Closing Date Company shall deliver:

               (i) to Purchaser in a form satisfactory to Purchaser's counsel, a certificate representing the New Shares, or a copy of the instructions to the Company's transfer agent authorizing the issuance of the New Shares. Upon issuance of such certificate for the New Shares, the certificate shall be deposited with the Escrow agent to be held pursuant to the terms of the Escrow Agreement.

               (ii) a certificate, in form and substance satisfactory to Purchaser and its counsel, of the Chief Executive Officer and Chief Financial Officer of Company stating that Company performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

               (iii) a unanimous written consent (the "Board Appointment Consent") of the remaining members of the Company's board of directors, appointing the individuals set forth on Schedule 1.5 hereto as directors of the Company effective immediately following the Closing.

               (iv) certified copies of duly executed written actions of the Board of Directors of Company authorizing and approving the execution and delivery of this Agreement by the Chief Executive Officer and Chief Financial Officer and all other documents and instruments required hereunder to be executed and delivered by Company and the consummation by Company of all transactions and agreements contemplated herein;

               (v) a Forbearance and Consent Agreement in the form attached hereto as Exhibit "B" (the "Forbearance and Consent Agreement") .

               (vi) Proof that the Company has applied for reinstatement in good sanding with the State of Virginia and has paid all fees and penalties in connection therewith

               (vii) such other documents and instruments as shall reasonably be required by Purchaser to be executed and delivered by Company in order to fully and effectively consummate all of the transactions contemplated herein to be performed by Company.

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     3.3  Other Obligations of Company Prior to Closing.

          (a) Purchaser agrees that, prior to Closing the Company may reprice and grant "cashless exercise" rights to 2,030,000 outstanding stock options held by Mark Mendelson, Mark Glatz, Paul Dandridge, Pasquale Nestico and John Papandon and listed on Schedule 3.3(a) hereto at an exercise price of $0.10 per share, representing out-of-the-money option pricing at May 15, 2003, the date of the term sheet agreement between the parties. The terms of the 1999 Stock Option Plan shall prevail and be applicable, or those options shall be returned and cancelled and new options will be issued prior to Closing. Such Options shall be subject to the Lockup Agreements executed pursuant to the Stock Purchase Agreement of even date.

          (b) The Company shall issue an additional 20,000 shares of Common Stock to Director Paul Dandridge for consulting services previously provided.

            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser, as of the date hereof (except for representations and warranties that expressly relate to a different date) as follows:

     4.1  Corporate Organization.

          Once the Company is reinstated in Virginia the Company; (i) will be a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia; (ii) will have all requisite power and authority to own, operate and lease its properties and to conduct its business as currently conducted; and (iii) will be duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that the failure to be so qualified or licensed would not have a material adverse effect on the operations or financial condition of the Company or on the transactions contemplated by this Agreement (a "Material Adverse Effect").

     4.2  Subsidiaries.

          Except as set forth in the SEC Documents, as defined below, the Company does not, directly or indirectly, own any equity or similar interest, or any interest convertible into or exchangeable or exercisable for any equity or similar interest, in any corporation, partnership, limited liability company, joint venture or other business association, entity or person.

     4.3  Authorization.

          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by the Company, and no other corporate proceeding therefore on the part of the Company or its stockholders is required. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws

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relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application..

     4.4  Capitalization.

          At March 31, 2003, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, no par value, of which 9,999,758 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, no par value, consisting of (a) 1,000,000 shares of Series A Preferred Stock of which none are outstanding and (b) 1,620,856 shares of Series B Preferred Stock, all of which are outstanding. The shares of Series B Preferred Stock were not duly authorized and validly issued by the Company. Prior to issuances specified hereunder, the Company has also issued 3,344,800 options to purchase or acquire shares of its Common Stock. When issued, both the New Shares and Additional Shares will be duly authorized, validly issued, fully paid and non-assessable.

     4.5  SEC Documents.

          The Company has filed each annual and quarterly report and definitive proxy statement with the U.S. Securities and Exchange Commission ("SEC") that the Company has been required to file since January 1, 1999 ("SEC Documents"). As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC promulgated thereunder.

     4.6  No Violation.

          Subject to obtaining the consent of Royal Bank, neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Company's charter or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any lien or encumbrance on the Company's properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which its properties or assets may be bound, or (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Company or any of its properties or assets.

     4.7  Consents.

          No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other party is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for the

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Forbearance and Consent Agreement, state and local licensing and registration requirements and filings required by applicable federal and state securities laws.

     4.8  Litigation, Orders.

          Except as disclosed in the SEC Documents or set forth in Schedule 4.8 hereto, there are no claims, proceedings, suits, or investigations (collectively, "actions"), to the best knowledge of Company, threatened against or relating to Company (or any of its officers, directors or employees in connection with the business or affairs of Company), before any federal, state, local or foreign court or governmental body in which the amount in dispute exceeds Ten Thousand Dollars ($10,000.00) or could reasonably be expected to result in liability or loss for Company of more than Ten Thousand Dollars ($10,000.00); and (b) to the best knowledge of Company, there exist no disputes or conflicts, or circumstances providing a basis for a dispute or conflict with activity in the twenty-four (24) months preceding Closing, which could reasonably be expected to result in any such action. There are no actions pending or, to the best knowledge of Company, threatened for the purpose of enjoining or preventing this Agreement of any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Company is not subject to any judgment, order or decree, or any governmental restriction, which could have a Material Adverse Effect on the ability of Purchaser in acquiring either the New Shares or Additional Shares or prohibit Company from conducting its business. .

     4.9  Brokerage.

          There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation, other than professional fees payable to lawyers, accountants, other consultants and fees payable in the form of stock grants to the Muratore Family Trust, in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

     4.10 Accounts.

          Company represents that all bank accounts in the name of the Company or any of its subsidiaries are specifically listed on Schedule 4.10 annexed hereto as made a part of this Agreement.

     4.11 Issuance of Additional Shares/Options.

          Except as set forth on Schedule 4.11, the Company represents that it has not issued any additional shares of stock or Options to purchase stock of the Company other than the amount already issued as of the date of the Company's last filing of its 10-KSB with the SEC or as specifically authorized herein.

     4.12 New Shares Issued.

          When issued in accordance with the terms of this Agreement, the New Shares and Additional Shares shall have been duly authorized and validly issued. No existing shares of stock in the Company have been issued in violation of preemptive or similar rights. The issuance of the New Shares and the Additional Shares, will not violate any preemptive or similar rights.

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Other than specifically indicated otherwise in this Agreement or previously disclosed to Purchaser, there are no outstanding subscriptions, options, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer of the New Shares. The New Shares and Additional Shares, if and when issued, shall be sold by the Company in full compliance with all applicable federal and state securities laws.

     4.13 Full Disclosure.

          The representations and warranties contained in this Article do not contain any untrue statement of a material fact or omit to state any known material fact necessary in order to make the factual statements contained herein, in light of the circumstances under which they were made, not misleading.

           ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company, as of the date hereof (except for representations and warranties that expressly relate to a different date) as follows:

     5.1  Corporate Organization.

          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has delivered, or will deliver within ten days following the Closing to the Company a certificate of good standing dated within ten days of the Closing Date.

     5.2  Authorization.

          The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance by the Purchaser of its obligations hereunder, have been duly authorized by the Purchaser, and no other corporate proceeding therefore on the part of the Purchaser or its stockholders is required. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

     5.3  No Violation.

          Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Purchaser's charter or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any lien or encumbrance on the Purchaser's properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which its properties or assets may be bound, or (iii) violate any statute, law, rule,

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regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Purchaser or any of its properties or assets.

     5.4  Consents.

          No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other party is required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder.

     5.5  Litigation, Orders.

          There are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office, or, to the knowledge of the Purchaser, threatened, against or affecting the Purchaser or questioning the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken by the Purchaser pursuant to this Agreement.

     5.6  Brokerage.

          There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (other than professional fees to lawyers, accountants and other consultants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

     5.7  Securities.

          (a) The Purchaser is purchasing the New Shares and Additional Shares, when and if issued, for its own account for investment only and not with a view to or for sale in connection with the distribution thereof.

          (b) The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto.

          (c) The Purchaser is an "accredited investor" as such term is defined in Rule 501 promulgated under Regulation D of the Securities Act.

          (d) The Purchaser has reviewed the SEC Documents filed by the Company and has had the opportunity to ask questions and receive answers concerning the Company as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection with the transactions contemplated by this Agreement that the Company possesses or can acquire without unreasonable effort or expense.

          (e) The Purchaser understands that the New Shares and the Additional Shares, when and if issued, have not been registered under the Securities Act or any state securities laws, and may not be transferred unless subsequently registered thereunder or pursuant to an

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exemption from registration, and that a legend indicating such restrictions will be placed on the certificates representing the Securities.

                              ARTICLE VI. COVENANTS

     6.1  Access to Information and Records.

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall permit the Purchaser to continue to make reasonable investigation of the operations and properties of the Company and the Company's financial condition, including providing access to the Company's officers and its books and records and other documents.

     6.2  Conduct of Business.

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall conduct its business only in the ordinary course consistent with past practice. However, Company shall not be permitted to enter into any contracts or incur any further financial obligation on behalf of the Company that exceeds the amount of $5,000.00 aggregate per year other than those previously disclosed to Purchaser except in its normal course of the business.

     6.3  Consents; Approvals; Efforts to Close.

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the parties hereto shall cooperate in good faith and shall use commercially reasonable efforts to obtain all consents necessary, including the Forbearance and Consent Agreement pursuant to Section 3.2(b)(vi) hereof, and to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     6.4  Use of Proceeds.

          From the proceeds, the Company shall first immediately remit the amount of One Hundred Thousand Dollars ($100,000.00) to Royal Bank to be held as additional security for the loan owed by the Company to Royal Bank in order to induce Royal Bank to grant the Company a ninety (90) day extension on the maturity date of the Loan.. This amount, together with the $50,000.00 advanced to the Company by Purchaser under the terms of the Working Capital Note as defined in Section 7.1(j) below, shall be held as additional security by Royal Bank for the debt owed by the Company. The additional security of $150,000.00 shall be in form of a security interest in a Certificate of Deposit to be held by Royal Bank in accordance with the terms and provisions of the Forbearance and Consent Agreement and related documents dated July 17, 2003.

     6.5  Increase in Authorized Capital Stock.

          As promptly as practicable following the Closing, the Company shall take commercially reasonable and timely efforts, including without limitation seeking all necessary shareholder approvals at a special meeting of Shareholders or in connection with the Company's

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next annual meeting, to increase the authorized capital stock of the Company in an amount that will permit the issuance of all of the Additional Shares to Purchaser pursuant to the terms of this Agreement.

     6.6  Registration of Common Stock.

          As soon as is reasonably practicable after the Closing and in any case within 90 days thereof, the Purchaser shall cause the Company to prepare and file with the Securities and Exchange Commission certain registration statement(s) to register the resale of (a) the New Shares and Additional Shares issued to the Purchaser, (b) the shares of Common Stock set forth on Schedule
6.6 hereto, including those shares of Common Stock issuable upon the exercise of the stock options listed on Schedule 6.6 and (c) shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, set forth on
Schedule 6.6; provided however, that as a condition precedent to the inclusion of shares of Common Stock held by any holder or shares of Common Stock to be issued upon the exercise of any option or conversion of any Preferred Stock, the holder of such Common Stock, option or Preferred Stock shall cooperate with the Company in good faith and timely provide the Company with any information requested in connection with such registration.

     6.7  Acknowledgement of Debt.

          The Purchaser in its post-Closing role as controlling shareholder of the Company hereby acknowledges the existence of the Company's liabilities and obligations as reported on the Company's financial statements included in the Company's latest Form 10-KSB and Form 10-QSB and in supplemental information provided to Purchaser by Company. Purchaser agrees to the repayment amounts and timings as agreed upon pursuant to Schedule 6.7 hereto.

     6.8  Certificate of Good Standing.

          The Company shall deliver to Purchaser within thirty (30) days following Closing, a certificate stating that the Company has been reinstated in good standing in the Commonwealth of Virginia.

     6.9  Mutual Covenants.

          (a) General. Each Party shall use all commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate this Agreement and the other transactions contemplated by this Agreement.

          (b) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

          (c) Cooperation. On and after the Closing, each Party hereto agrees to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or appropriate to effectuate and carry out this Agreement.

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          (d) Representations and Warranties. Each Party shall not do, or cause to be done, any act, or suffer, or cause to be suffered, any omission, which would cause it or him to be in breach of, or might result in a breach of, any of the representations, warranties, covenants, allocations and agreements of any Party contained herein.

                       ARTICLE VII. CONDITIONS TO CLOSING

     7.1  Conditions to Purchaser's Obligations.

          The obligations of the Purchaser under this Agreement are subject to the satisfaction (or waiver), at or before the Closing, of each of the following conditions:

          (a) Representations and Warranties of the Company. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the date of the Closing as though made at that time and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (b) No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of any of the transactions contemplated hereby.

          (c) Securities. The Company shall have delivered to the Purchaser a certificate representing the New Shares, or a copy of the Company's instructions to its transfer agent to promptly issue such shares.

          (d) Agreements, Consents, Assignments. All remaining documentation defined herein shall have been executed and delivered.

          (e) Consents. The Company shall have obtained the written consents of all parties necessary for the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder.

          (f) Resignation of Directors. Certain Directors of the Board of the Company listed on Schedule 1.4 shall resign and provide Purchaser at Closing with original executed resignation of all such Directors.

          (g) New Directors. Following the resignations pursuant to (f) above, the remaining Directors shall appoint as replacement Directors those persons listed on Schedule 1.5.

          (h) Forbearance and Consent Agreement. All parties shall have executed and delivered counterparts of the Forbearance and Consent Agreement.

          (i) Receivables Forgiveness Agreement. The Company shall deliver to the Purchaser an executed Receivables Forgiveness Agreement in the form attached hereto as Exhibit "D", to be held in escrow pursuant to the terms of the Escrow Agreement.

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          (j) Working Capital Note. At or before Closing, the Purchaser shall lend to the Company the monies to be advanced under Section 3.2(b) above. Such loan to be evidenced by a promissory note executed by the Company in substantially the form attached hereto as Exhibit "E' ("Working Capital Note").

     7.2  Conditions to the Company's Obligations.

          The obligations of the Company under this Agreement are subject to the satisfaction (or waiver), at or before the Closing, of each of the following conditions:

          (a) Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the date of the Closing as though made at that time (except for representations and warranties that expressly relate to a different date) and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

          (b) No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of any of the transactions contemplated hereby.

          (c) Final Approval. Prior to Closing, Company's Board of Directors shall review this agreement and related documentation and at its sole discretion provide its final approval of this agreement in the form of corporate resolution to be delivered prior to Closing.

          (d) Consents. The Purchaser shall have obtained the written consents of all parties necessary for the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder.

          (e) Purchase Price. The Purchaser shall have delivered the purchase price.

          (f) Forbearance and Consent Agreement. All parties shall have executed and delivered counterparts of the Forbearance and Consent Agreement.

          (g) Working Capital Note. At or before Closing, the Purchaser shall lend to the Company the monies evidenced by the Working Capital Note.

                            ARTICLE VIII. TERMINATION

     8.1  Termination of Agreement.

          This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Company and the Purchaser;

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          (b) by the Company or the Purchaser if the Closing shall not have been consummated on or before July 21, 2003 (or such later date as the Company and the Purchaser shall agree), provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement or breach of a representation or warranty set forth herein has, in full or in material part, been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c) by the Company or the Purchaser, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the other party, which breach has not been cured on or before two business days before the date referred to in Section 8.1(b).

          (d) Should the Agreement be terminated pursuant to Section 8.1(a) or 8.1(b) above at no fault of the Purchaser, the Company shall return the Deposit to Purchaser by paying to Purchaser Seventy Five Thousand Dollars ($75,000.00) and endorsing over to Purchaser, without recourse, the promissory note from Argo Mortgage and Investment, Inc. D/B/A AMI Funding Corp., a New York corporation ("AMI") to the Company in the amount of One Hundred and Twenty Five Thousand Dollars ($125,000.00). A copy of the Note from AMI is attached hereto as Exhibit "C" (the "AMI Note"). After return of the AMI Note to Purchaser, Company shall have no obligation to the Purchaser or any other party with regard to monies advanced to AMI

     8.2  Procedure Upon Termination.

          In the event of termination pursuant to Section 8.1, written notice thereof shall immediately be given by the terminating party to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by the parties; provided, however, that such termination shall not in any way limit or restrict the rights and remedies of the Company or the Purchaser against the other party that has materially breached this Agreement prior to the termination hereof.

                       ARTICLE IX. MUTUAL INDEMNIFICATIONS

     9.1  Survival of Representations, Warranties and Agreements.

          The representations and warranties of Company contained in Sections 4.1, 4.3, and 4.9, and the representations and warranties of Purchaser contained in Sections 5.1, 5.2, 5.5 and 5.6 shall survive the Closing Date. All other representations and warranties of Company and Purchaser contained herein shall survive the Closing and shall terminate two years after the Closing Date. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement, including Section 9.2 hereof; provided, however, that, any representation or warranty in respect of which indemnity may be sought under Section 9.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Except as may otherwise be agreed by the parties in writing, the election by any party to consummate the transactions contemplated by this Agreement, notwithstanding such party's actual knowledge of the inaccuracy of any representation or warranty contained herein, shall constitute a waiver by such party of any claim for indemnification arising out of the breach of such representation or warranty.

          (b) As used in this Article any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the schedule relating to such Section.

     9.2  Indemnification.

          (a) By Company. The Company shall indemnify the Purchaser and its officers, directors, employees and agents and hold each of them harmless from and against any and all damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by the Company in this Agreement, or (ii) any failure by the Company to perform in a timely manner any agreement, covenant or obligation of the Company pursuant to this Agreement .

          (b) By Purchaser. The Purchaser shall indemnify the Company and its officers, directors, employees and agents and hold each of them harmless from and against any and all damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Purchaser in this Agreement, or (ii) any failure by the Purchaser to perform in a timely manner any agreement, covenant or obligation of the Purchaser pursuant to this Agreement .

          (c) Defense of Claims. If a claim for damages (a "Claim") is to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the party from whom indemnification is claimed (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable and in any event within ten business days after the service of the citation or summons. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to a survival period set forth in Section 9.1 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give the Claim Notice. To the extent then known by the Indemnifying Party, the Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party's request for indemnification under this Agreement and all information in the Indemnified Party's possession relating to such Claim. After receipt of such Claim Notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action and (ii) to employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party fails to assume the defense of such Claim within ten business days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party establishes that the conduct of its defense by the Indemnifying Party would be reasonably likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

          (d) Settlement. In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this
Section 9.2 with respect to such Claim; provided, however, that if the Indemnifying Party fails to defend or otherwise handle such Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim with prejudice. In the event that the Indemnifying Party proposes a settlement to any Claim satisfactory to the party instituting such Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or the Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 9.2 against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement.

          (e) Mitigation. Each Indemnified Party shall have an obligation to mitigate damages under this Agreement, and to that end each party shall use its reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Damages that may give rise for indemnification under this
Section 9.2.

          (f) Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to defend vigorously against and respond thereto and make available to each other such personnel, witnesses, books, record, documents or other information within its control that are necessary or appropriate for such defense except for trade secrets and such items which may not be made available pursuant to a Court Order; provided, however, that subject to Section

9.2(c), the Indemnifying Party shall reimburse the Indemnified Party, for its out-of-pocket expenses incurred in connection therewith.

          (g) Limitations on Indemnification.

          The rights of an Indemnified Party to indemnification under this
Section 9 are subject to the following limitations:

               (i) The maximum amount any party can recover as damages as a result of being indemnified under Section 9.2(a) or 9.2(b) herein, shall be limited, in the aggregate, to $350,000.00.

               (ii) Neither party hereto shall have any liability to the other party under Section 9.2(a) or 9.2(b) herein, unless and until the aggregate amount of damages incurred by the indemnified party exceeds $5,000.00 and thereafter only to the extent that such damages exceed $5,000.00.

     9.3  Insurance Proceeds.

          With respect to any Claim required to be indemnified pursuant to this Agreement, so long as the Indemnifying Party has complied with its indemnification obligations on such Claim, (i) to the extent available, the Indemnified Party shall assign to the Indemnifying Party any applicable proceeds under any insurance policy which covers the matter which is the subject of the indemnification (but only to the extent of indemnification actually paid by the Indemnifying Party) and shall take reasonable steps to insure that the Indemnifying Party obtains the benefits of such policy, including providing any notices as required under such policy and (ii) if the Indemnified Party receives insurance proceeds with respect to any Damages paid by the Indemnifying Party, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equivalent to such proceeds up to the amount actually paid by the Indemnifying Party.

     9.4  Exclusive Remedy.

          The rights of Purchaser under Section 9.2 shall be the exclusive remedy of Purchaser with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Company contained herein. The rights Company under Section 9.2 shall be the exclusive remedy of Company with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Purchaser contained herein. Except as expressly set forth in this Agreement, neither Company nor any of its respective Representatives or Affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.

     9.5  No Right to Set-Off.

          Notwithstanding any other provision of this Agreement, neither party shall have a right to off set payments, services or benefits due to the other party against damages actually or allegedly incurred by the first party.

                            ARTICLE X. MISCELLANEOUS

     10.1 Intentionally Omitted.

     10.2 Intentionally Omitted.

     10.3 Amendments, Waivers and Consents.

          No provision hereof may be waived except by a written instrument signed by the party so waiving such provision; provided however that if the Closing occurs each of the conditions set forth in Article V shall be deemed to have been complied with or waived. This Agreement may not be amended except by a written instrument duly executed by the Company and the Purchaser.

     10.4 Survival of Warranties.

          The representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing as set forth in Article 9.1 above..

     10.5 Governing Law; Jurisdiction; Venue.

          This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of laws principles, and any and all actions shall be brought in the State of Delaware. To the extent permitted by law, each party hereby expressly submits and consents in advance to such exclusive jurisdiction in any such action or proceeding and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. The exclusive choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

     10.6 Section Headings.

          The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction or interpretation of any provision hereof.

     10.7 Counterparts.

          This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     10.8 Consents; Approvals; Efforts to Close.

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the parties hereto shall cooperate in good faith and shall use commercially reasonable efforts to obtain all consents necessary and to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     10.9 Notices and Demands.

          Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, or nationally recognized overnight courier, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

If to the Company:                       With a copy to:

First Chesapeake Financial Corporation   Klehr, Harrison, Harvey, Branzburg &
                                         Ellers, LLP
541 Hamilton  Street                     260 South Broad Street
Allentown, PA 18101                      Philadelphia PA 19102
Attn; Corner Executive Office._          Attn: William A. Harvey, Esq.
Facsimile:                               Facsimile 215-668-6603
           -----------------

If to Purchaser:                         With copy to:

All American Companies, Inc.             Hatch & Doty, P.A..
999 Yamato Road, Suite 100               1701 A-1-A Highway, Suite 220
Boca Raton, Florida 33431                Vero Beach, Florida 32963
Attn:  Tony Sharma                       Attn: Ira Hatch, Esq.
Facsimile:  561-862-0135                 Facsimile: 772-234-8299

or, with respect to any party hereto, at any other address designated in writing by such party in accordance with the provisions of this Section 10.9.

     10.10 Severability.

          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     10.11 Integration.

          This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes any other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10.12 Additional Purchases.

          Nothing in this Agreement or the Warrants shall be construed to prohibit the Purchaser from purchasing additional shares of capital stock of the Company upon terms mutually agreeable to the Purchaser and the Company.

     10.13 Binding Effect; Assignment.

          This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Securities Purchase Agreement as of the day and year first above written.

Company:                                     Purchaser:


By:                                          By:
   --------------------------------             --------------------------------
    Name:                                        Name:
    Title:                                       Title:

                  Schedule 1.4 to Securities Purchase Agreement
           Resignations of Members of the Company's Board of Directors

The following individuals shall resign from the Company's Board of Directors effective immediately prior to Closing:

     1.   Mark Glatz
     2.   Pasquale Nestico
     3.   John Papandon

                  Schedule 1.5 to Securities Purchase Agreement
                  Appointments to Company's Board of Directors

The following individuals shall be appointed to the Company's Board of Directors effective immediately after the Closing:

     1.   Tony Sharma
     2.   Donald Vinik
     3.   Utpal Dutta

                Schedule 3.3(a) to Securities Purchase Agreement
                           Options Repricing Schedule

                                 To be attached

                  Schedule 4.8 to Securities Purchase Agreement
                              List of SEC Documents

                                 To be attached

                 Schedule 4.10 to Securities Purchase Agreement
                                  Bank Accounts

                                 To be attached

                 Schedule 4.11 to Securities Purchase Agreement
                            Additional Options Stock

                                 To be attached

                  Schedule 6.6 to Securities Purchase Agreement
                       Schedule of Shares to be Registered

                                 To be attached

                  Schedule 6.7 to Securities Purchase Agreement
                        Liabilities and Payment Schedule

                                 To be attached